Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

KAR Announces SEC Declares IAA, Inc. Form 10 Effective

CARMEL, Ind. – June 14, 2019 – KAR Auction Services Inc. (NYSE: KAR) (“KAR”)  announced today that the Securities and Exchange Commission (SEC) has declared IAA, Inc.’s  (“IAA”) Registration Statement on Form 10 effective.

As previously announced, the distribution is expected to be made at 12:01 a.m. Eastern Daylight Time (“EDT”) on June 28, 2019, to KAR common stockholders of record as of 5:00 p.m. EDT on June 18, 2019, the record date for the distribution. KAR expects to complete the distribution of all of the outstanding shares of common stock of IAA to KAR common stockholders on a pro rata basis. Upon completion of the distribution, KAR common stockholders will retain their KAR shares and will receive one IAA share for every one KAR share held as of the record date. KAR common stockholders will receive cash in lieu of fractional IAA shares.

The New York Stock Exchange (the “NYSE”) has authorized IAA’s common stock for listing and has advised that “when-issued” trading in IAA common stock on the NYSE will begin on June 17, 2019, under the symbol “IAA WI” and continue through the close of trading on the day prior to the distribution date. Beginning on June 28, 2019, “when-issued” trading will end and IAA common stock will begin “regular-way” trading on the NYSE under the symbol “IAA.”

Shares of KAR common stock will continue to trade “regular-way” on the NYSE under the symbol “KAR” through and after the June 28, 2019, distribution date. Any holder of shares of KAR common stock who sells KAR shares “regular-way” through the close of trading on the day prior to the June 28, 2019 distribution date will also be selling such holder’s right to receive shares of IAA common stock in the distribution. KAR shares will also trade “ex-distribution” (that is, without the right to receive shares of IAA common stock in the distribution) under the symbol “KAR WI” beginning on June 17, 2019, and continuing through the close of trading on the day prior to the distribution date. Investors should consult with their financial advisors if they seek to sell their shares of KAR common stock on or after the record date and on or before the distribution date. Beginning on June 28, 2019, “regular-way” trading in KAR stock will reflect the distribution of IAA.

The completion of the IAA distribution is subject to the satisfaction or waiver of a number of conditions described in the information statement included in the Form 10 and in the form of separation and distribution agreement, which is filed as an exhibit to the Form 10. KAR and IAA expect all conditions to the IAA distribution to be satisfied on or before the distribution date. The IAA distribution is intended to be tax-free to KAR stockholders for U.S. federal income tax purposes, except for cash received in lieu of fractional shares. KAR stockholders should consult their tax advisors about the particular consequences of the separation and distribution, including the application of the tax basis allocation rules and the application of federal, state, local and non-U.S. tax laws.

Following the separation, KAR will focus primarily on its whole car auction marketplaces and technology solutions serving OEMs, captive financing companies, vehicle lending institutions, fleets, and franchise and independent car dealers.

IAA is a leading provider of auction solutions for total loss, damaged and low-value vehicles. IAA will continue to focus on creating trusted marketplaces for buyers and sellers, supported by industry-leading solutions and technology-driven capabilities. With a longstanding operating history of over 35 years, IAA’s solutions are focused on maximizing the value of vehicles sold through its marketplaces, lowering administrative costs, shortening the selling cycle and increasing the predictability of return to vehicle sellers.

Forward-Looking Statements

Certain statements contained in this release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Such forward-looking statements include the statements regarding the anticipated separation of KAR into two independent companies, the expected distribution date, the tax-free nature of the separation, the anticipated dates for IAA’s common stock to begin trading on a “when-issued” basis and on a “regular-way” basis and for KAR common stock to begin trading on an “ex-distribution” basis, future financial and operating performance of each company, benefits and synergies of the separation, strategic and competitive advantages of each company, future opportunities for each company and any other statements regarding events or developments that KAR or IAA believes or anticipates will or may occur in the future. Factors that could cause or contribute to such differences include those matters disclosed in KAR’s Securities and Exchange Commission filings. Both KAR and IAA disclaim any obligation or undertaking to update any forward-looking statements.

Analyst Inquiries:	Media Inquiries:
Mike Eliason	Gene Rodriguez Miller
(317) 249-4559	(317) 343-5243
mike.eliason@karauctionservices.com	gene.rodriguez@karauctionservices.com

About KAR Auction Services

KAR Auction Services (NYSE: KAR) provides sellers and buyers across the global wholesale used vehicle industry with innovative, technology-driven remarketing solutions. KAR’s unique end-to-end platform supports whole car, salvage, financing, logistics and other ancillary and related services, including the sale of approximately six million units valued at over $40 billion through our auctions. Our integrated physical, online and mobile marketplaces reduce risk, improve transparency and streamline transactions for customers in more than 130 countries. Headquartered in Carmel, Ind., KAR has 18,000 employees across the United States, Canada, Mexico and Europe. For more information go to www.karauctionservices.com. For the latest KAR news follow us on Twitter @KARspeaks.